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                                                                     Exhibit 8


                   [McGUIREWOODS LLP LETTERHEAD APPEARS HERE]


                                September 6, 2000


Dominion Resources, Inc.
120 Tredegar Street
Richmond, Virginia 23219

Ladies and Gentlemen:

         We have been requested, as your special tax counsel, to render federal tax advice in connection with the (i) Registration Statement on Form S-3 (File No. 333-93187) (the "Registration Statement") filed by Dominion Resources, Inc. (the "Company") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the Company's Senior Debt Securities, Junior Subordinated Debentures, Trust Preferred Securities and Related Guarantee, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units, from the sale of which the Company may receive proceeds of up to $4,500,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering and (ii) the issuance by the Company of up to $700,000,000 aggregate principal amount of the Company's 7.40% Series D Remarketable Notes due 2012, 7.82% Series E Remarketable Notes due 2014 and Floating Rate Series F Remarketable Notes due 2012 (collectively, the "Remarketable Notes") as described in the Company's Prospectus, dated January 6, 2000 (the "Prospectus"), which is a part of the Registration Statement, and Prospectus Supplement, dated September 6, 2000 (the "Prospectus Supplement"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

         We have reviewed the discussion set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations" and hereby advise you that, we are of the opinion that under current United States federal income tax law, although such discussion does not purport to discuss all possible United States federal income tax consequences of the Remarketable Notes, such discussion constitutes an accurate summary of the matters discussed therein in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading "Legal Opinions" in the Prospectus Supplement and under the heading "Legal Opinions" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.




                                Very truly yours,

                              /s/ McGuireWoods LLP